Exhibit 99.1
RealNetworks Appoints Christine Chambers Chief Financial Officer
SEATTLE, February 2, 2021 -- RealNetworks, Inc. (Nasdaq: RNWK) today announced the appointment of Christine Chambers to the position of Senior Vice President, Chief Financial Officer and Treasurer, effective March 1, 2021. Ms. Chambers will be rejoining RealNetworks, having served the Company in various finance roles for nearly a decade, most recently as Vice President, Finance. Ms. Chambers will report to President and COO Mike Ensing.
Ms. Chambers succeeds Judd Lee, who will be transitioning out of the Company in March.
“I am thrilled that Christine is returning to Real to lead our finance team,” said Rob Glaser, Real’s Chairman and CEO. “Christine’s deep knowledge of the people and the financial drivers of our businesses will be extremely valuable as we keenly focus on growth of our strategic initiatives and continuing improvements in our financial performance.”
Ms. Chambers is a seasoned finance professional with extensive knowledge of the Company and its various businesses. She was most recently Vice President, Finance at Rosetta Stone Inc. since 2018. Previously, she served as Real’s Vice President, Finance for two years, before that she served as an independent finance consultant and as Deputy Director Budget and Planning at the Bill & Melinda Gates Foundation from 2013 to 2015. Prior to that, Ms. Chambers spent eight years at RealNetworks, serving in various finance roles. Ms. Chambers earned an M.B.A. from the University of Washington and a Bachelor’s degree in finance from Loughborough University, UK. She is an Associate member of the Chartered Global Management Accountants (CGMA).
“I’m delighted to return to Real and lead the finance organization during this period of growth and opportunity,” said Ms. Chambers. “Having enjoyed a long history with Real, I’m excited to rejoin the team.”
Mr. Glaser added, “I also want to thank Judd Lee for his many contributions to the company. Judd joined us right at the onset of the pandemic and helped us deliver progress and a number of successful achievements during this very challenging period. We wish him well.”

About RealNetworks
Building on a legacy of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. Real’s business and product portfolio includes the Kontxt semantic analysis platform and SAFR (www.safr.com), which is the world’s premier facial recognition platform for live video. Leading in real-world performance and accuracy as evidenced in testing by NIST, SAFR enables new applications for security, convenience, and analytics. For information about all of our products, visit www.realnetworks.com.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

For More Information:
Investor Relations for RealNetworks
Kimberly Orlando, Addo Investor Relations
310-829-5400
IR@realnetworks.com
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